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                                                                  Exhibit 23.2

                               Auditor's Consent

          We have issued our report dated September 29, 1997 accompanying the financial statements of Southern Resources, Inc. and Subsidiaries included in the Proxy Statement of Ringer Corporation relating to a Special Meeting of Shareholders of Ringer Corporation to be held on December 8, 1997 and incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference of said report included in such proxy statement, and to the use of our name as it appears under the caption "Experts."


SMITH & HOWARD, P.C.

/s/ Smith & Howard

Atlanta, Georgia
October 27, 1997